Exhibit 17(e)

Schedule of investments (unaudited)

April 30, 2014

ClearBridge Equity Fund

Security	Shares	Value
Common Stocks — 99.1%
Consumer Discretionary — 14.5%
Auto Components — 3.1%
Johnson Controls Inc.	344,940	$15,570,592

Automobiles — 1.5%
Harley-Davidson Inc.	99,950	7,390,303

Hotels, Restaurants & Leisure — 1.3%
Starwood Hotels & Resorts Worldwide Inc.	85,730	6,571,204

Household Durables — 1.0%
Toll Brothers Inc.	147,470	5,049,373	*

Media — 3.8%
Twenty-First Century Fox Inc., Class B Shares	313,720	9,825,711
Walt Disney Co.	118,480	9,400,203

Total Media		19,225,914

Specialty Retail — 3.8%
Advance Auto Parts Inc.	51,100	6,197,919
Lowe’s Cos. Inc.	107,450	4,933,029
TJX Cos. Inc.	133,150	7,746,667

Total Specialty Retail		18,877,615

Total Consumer Discretionary		72,685,001

Consumer Staples — 8.7%
Beverages — 1.8%
PepsiCo Inc.	108,210	9,294,157

Food & Staples Retailing — 2.9%
CVS Caremark Corp.	197,510	14,362,927

Food Products — 4.0%
Danone SA, ADR	466,160	6,917,815
McCormick & Co. Inc., Non Voting Shares	76,470	5,444,664
Nestle SA, ADR	97,890	7,555,150

Total Food Products		19,917,629

Total Consumer Staples		43,574,713

Energy — 7.8%
Energy Equipment & Services — 2.3%
Cameron International Corp.	82,840	5,381,286	*
Halliburton Co.	96,380	6,078,687

Total Energy Equipment & Services		11,459,973

Oil, Gas & Consumable Fuels — 5.5%
Cimarex Energy Co.	21,710	2,586,095
Exxon Mobil Corp.	85,910	8,798,043

See Notes to Financial Statements.

ClearBridge Equity Fund

Security	Shares	Value
Oil, Gas & Consumable Fuels — continued
Hess Corp.	67,180	$5,989,769
Occidental Petroleum Corp.	107,150	10,259,613

Total Oil, Gas & Consumable Fuels		27,633,520

Total Energy		39,093,493

Financials — 16.7%
Banks — 8.4%
Citigroup Inc.	301,714	14,455,118
JPMorgan Chase & Co.	215,950	12,088,881
Wells Fargo & Co.	310,020	15,389,393

Total Banks		41,933,392

Capital Markets — 1.0%
Charles Schwab Corp.	193,940	5,149,107

Consumer Finance — 1.3%
American Express Co.	76,240	6,665,663

Diversified Financial Services — 1.7%
Berkshire Hathaway Inc., Class A Shares	45	8,697,375	*

Insurance — 3.3%
MetLife Inc.	311,740	16,319,589

Real Estate Investment Trusts (REITs) — 1.0%
American Tower Corp.	58,710	4,903,459

Total Financials		83,668,585

Health Care — 15.8%
Biotechnology — 1.9%
Amgen Inc.	86,260	9,639,555

Health Care Equipment & Supplies — 0.5%
Covidien PLC	35,970	2,562,863

Health Care Providers & Services — 1.1%
UnitedHealth Group Inc.	75,580	5,671,523

Life Sciences Tools & Services — 1.7%
Thermo Fisher Scientific Inc.	71,960	8,203,440

Pharmaceuticals — 10.6%
Bristol-Myers Squibb Co.	102,680	5,143,241
Johnson & Johnson	109,240	11,064,920
Merck & Co. Inc.	305,290	17,877,782
Pfizer Inc.	469,960	14,700,349
Roche Holding AG, ADR	106,590	3,906,523

Total Pharmaceuticals		52,692,815

Total Health Care		78,770,196

See Notes to Financial Statements.

Schedule of investments (unaudited) (cont’d)

April 30, 2014

ClearBridge Equity Fund

Security	Shares	Value
Industrials — 12.6%
Aerospace & Defense — 5.7%
Honeywell International Inc.	115,520	$10,731,808
Orbital Sciences Corp.	325,310	9,564,114	*
Raytheon Co.	87,689	8,372,546

Total Aerospace & Defense		28,668,468

Air Freight & Logistics — 0.5%
C.H. Robinson Worldwide Inc.	44,180	2,602,202

Commercial Services & Supplies — 0.5%
Tyco International Ltd.	60,370	2,469,133

Construction & Engineering — 0.4%
Granite Construction Inc.	47,748	1,784,820

Electrical Equipment — 1.3%
Rockwell Automation Inc.	53,130	6,332,033

Industrial Conglomerates — 1.3%
General Electric Co.	237,941	6,398,234

Machinery — 2.9%
Caterpillar Inc.	66,670	7,027,018
Flowserve Corp.	54,900	4,010,445
Pentair Ltd., Registered Shares	48,556	3,607,225

Total Machinery		14,644,688

Total Industrials		62,899,578

Information Technology — 17.1%
Internet Software & Services — 6.2%
Facebook Inc., Class A Shares	162,819	9,733,320	*
Google Inc., Class A Shares	19,907	10,647,856	*
Google Inc., Class C Shares	19,907	10,484,221	*

Total Internet Software & Services		30,865,397

IT Services — 0.9%
Automatic Data Processing Inc.	55,020	4,289,359

Semiconductors & Semiconductor Equipment — 1.4%
ASML Holding NV, New York Registered Shares	86,766	7,061,885

Software — 6.4%
Microsoft Corp.	403,888	16,317,075
Oracle Corp.	31,410	1,284,041
Red Hat Inc.	95,160	4,629,534	*
Splunk Inc.	65,470	3,572,698	*
VMware Inc., Class A Shares	69,560	6,434,995	*

Total Software		32,238,343

See Notes to Financial Statements.

ClearBridge Equity Fund

Security			Shares	Value
Technology Hardware, Storage & Peripherals — 2.2%
Apple Inc.			18,970	$11,194,007

Total Information Technology				85,648,991

Materials — 3.0%
Chemicals — 1.4%
Ecolab Inc.			66,440	6,952,282

Construction Materials — 1.6%
Eagle Materials Inc.			96,010	8,000,513

Total Materials				14,952,795

Telecommunication Services — 1.1%
Diversified Telecommunication Services — 1.1%
Verizon Communications Inc.			112,950	5,278,153

Utilities — 1.8%
Electric Utilities — 0.5%
Exelon Corp.			67,890	2,378,187

Multi-Utilities — 1.3%
Sempra Energy			68,370	6,741,965

Total Utilities				9,120,152

Total Common Stocks (Cost — $321,999,493)				495,691,657

Master Limited Partnerships — 0.3%
Financials — 0.3%
Blackstone Group LP (Cost — $1,056,484)			48,790	1,440,769

Total Investments before Short-term Investments (Cost — $323,055,977)				497,132,426

	Rate	Maturity Date	Face Amount
Short-Term Investments — 0.4%
Repurchase Agreements — 0.4%
Interest in $1,600,000,000 joint tri-party repurchase agreement dated 4/30/14 with RBS Securities Inc.; Proceeds at maturity — $1,379,223; (Fully collateralized by various U.S. government obligations, 0.125% to 1.625% due 1/15/15 to 7/15/23; Market value — $1,406,809)	0.040%	5/1/14	$1,379,221	1,379,221
Interest in $459,133,000 joint tri-party repurchase agreement dated 4/30/14 with Deutsche Bank Securities Inc.; Proceeds at maturity — $395,779; (Fully collateralized by various U.S. government obligations, 0.000% to 4.500% due 7/31/14 to 2/15/43; Market value — $405,830)	0.050%	5/1/14	395,779	395,779

Total Short-Term Investments (Cost — $1,775,000)				1,775,000

Total Investments — 99.8% (Cost — $324,830,977#)				498,907,426

Other Assets in Excess of Liabilities — 0.2%				1,147,951

Total Net Assets — 100.0%				$500,055,377

See Notes to Financial Statements.

Schedule of investments (unaudited) (cont’d)

April 30, 2014

ClearBridge Equity Fund

*	Non-income producing security.
#	Aggregate cost for federal income tax purposes is substantially the same.

Abbreviation used in this schedule:

ADR — American Depositary Receipts

See Notes to Financial Statements.

Statement of assets and liabilities (unaudited)

April 30, 2014

Assets:
Investments, at value (Cost — $324,830,977)	$498,907,426
Cash	812
Receivable for securities sold	5,478,758
Dividends and interest receivable	669,216
Receivable for Fund shares sold	1,100
Prepaid expenses	41,368

Total Assets	505,098,680

Liabilities:
Payable for securities purchased	4,297,709
Payable for Fund shares repurchased	303,635
Investment management fee payable	247,522
Service and/or distribution fees payable	737
Accrued expenses	193,700

Total Liabilities	5,043,303

Total Net Assets	$500,055,377

Net Assets:
Par value (Note 7)	$317
Paid-in capital in excess of par value	293,987,329
Undistributed net investment income	534,671
Accumulated net realized gain on investments	31,456,611
Net unrealized appreciation on investments	174,076,449

Total Net Assets	$500,055,377

Shares Outstanding:
Class A	107,899
Class C	31,315
Class I	33,471
Class O	31,529,101
Net Asset Value:
Class A (and redemption price)	$15.83
Class C*	$15.73
Class I (and redemption price)	$15.89
Class O (and redemption price)	$15.77
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$16.80

*	Redemption price per share is NAV of Class C shares reduced by a 1.00% CDSC, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

Statement of operations (unaudited)

For the Six Months Ended April 30, 2014

Investment Income:
Dividends	$4,846,572
Interest	293
Less: Foreign taxes withheld	(68,746)

Total Investment Income	4,778,119

Expenses:
Investment management base fee (Note 2)	1,551,113
Performance adjustment (Note 2)	(16,034)
Transfer agent fees (Note 5)	163,551
Registration fees	32,155
Fund accounting fees	24,565
Legal fees	21,215
Trustees’ fees	16,727
Shareholder reports	16,170
Audit and tax	15,219
Insurance	5,006
Service and/or distribution fees (Notes 2 and 5)	4,391
Custody fees	1,969
Miscellaneous expenses	3,358

Total Expenses	1,839,405
Less: Fee waivers and/or expense reimbursements (Notes 2 and 5)	(520)

Net Expenses	1,838,885

Net Investment Income	2,939,234

Realized and Unrealized Gain (Loss) on Investments (Notes 1 and 3):
Net Realized Gain From Investment Transactions	32,801,422

Change in Net Unrealized Appreciation (Depreciation) From Investments	(2,692,570)

Net Gain on Investments	30,108,852

Increase in Net Assets From Operations	$33,048,086

See Notes to Financial Statements.

Statement of changes in net assets

For the Six Months Ended April 30, 2014 (unaudited) and the Year Ended October 31, 2013	2014	2013
Operations:
Net investment income	$2,939,234	$6,326,477
Net realized gain	32,801,422	59,040,548
Change in net unrealized appreciation (depreciation)	(2,692,570)	42,374,309

Increase in Net Assets from Operations	33,048,086	107,741,334

Distributions to Shareholders From (Notes 1 and 6):
Net investment income	(2,605,126)	(6,297,107)
Net realized gains	(55,018,574)	—

Decrease in Net Assets from Distributions to Shareholders	(57,623,700)	(6,297,107)

Fund Share Transactions (Note 7):
Net proceeds from sale of shares	1,938,684	1,780,216
Reinvestment of distributions	42,692,696	4,581,141
Cost of shares repurchased	(27,151,186)	(61,001,658)

Increase (Decrease) in Net Assets from Fund Share Transactions	17,480,194	(54,640,301)

Increase (Decrease) in Net Assets	(7,095,420)	46,803,926

Net Assets:
Beginning of period	507,150,797	460,346,871

End of period*	$500,055,377	$507,150,797

*Includes undistributed net investment income of:	$534,671	$200,563

See Notes to Financial Statements.

Financial highlights

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class A Shares[1]	2014[2]	2013	2012	2011	2010	2009[3]	2008[4]
Net asset value, beginning of period	$16.69	$13.51	$11.97	$11.69	$10.33	$9.08	$14.54

Income (loss) from operations:

Net investment income	0.06	0.13	0.13	0.10	0.06	0.08	0.11
Net realized and unrealized gain (loss)	0.95	3.19	1.55	0.27	1.37	1.26	(5.08)
Total income (loss) from operations	1.01	3.32	1.68	0.37	1.43	1.34	(4.97)

Less distributions from:

Net investment income	(0.05)	(0.14)	(0.14)	(0.09)	(0.07)	(0.09)	(0.10)
Net realized gains	(1.82)	—	—	—	—	—	(0.39)
Total distributions	(1.87)	(0.14)	(0.14)	(0.09)	(0.07)	(0.09)	(0.49)

Net asset value, end of period	$15.83	$16.69	$13.51	$11.97	$11.69	$10.33	$9.08
Total return[5]	6.54%	24.68%	14.07%	3.19%	13.86%	14.96%	(35.17)%

Net assets, end of period (000s)	$1,708	$1,692	$1,112	$351	$377	$244	$205

Ratios to average net assets:
Gross expenses	1.19%[6]	1.18%	1.19%	1.19%	1.21%	1.21%[6]	1.07%
Net expenses[7]	1.18 [6,8,9]	1.18 [8,9]	1.09 [8,9]	1.17 [8,9]	1.19 [8,9]	1.17 [6,8,9]	1.07
Net investment income	0.70 [6]	0.85	1.00	0.79	0.58	0.99 [6]	0.80

Portfolio turnover rate	16%	44%	37%	33%	25%	31%	39%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the six months ended April 30, 2014 (unaudited).
[3]	For the period January 1, 2009 through October 31, 2009.
[4]	For the year ended December 31.
[5]	Performance figures, exclusive of sales charges, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.
[6]	Annualized.
[7]	The impact of compensating balance arrangements, if any, was less than 0.01%.
[8]	As a result of an expense limitation arrangement, effective September 18, 2009, the ratio of expenses, other than interest, brokerage, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class A shares did not exceed 1.25%. This expense limitation arrangement cannot be terminated prior to December 31, 2015 without the Board of Trustees’ consent.
[9]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class C Shares[1]	2014[2]	2013	2012	2011	2010[3]	2009[4]	2009[5]	2008[6]
Net asset value, beginning of period	$16.62	$13.47	$11.94	$11.68	$11.50	$10.33	$9.09	$13.85

Income (loss) from operations:

Net investment income (loss)	(0.00)[7]	0.00 [7]	0.02	(0.00)[7]	(0.02)	(0.00)[7]	0.02	0.02
Net realized and unrealized gain (loss)	0.94	3.19	1.54	0.27	0.21	0.13	1.27	(4.38)
Total income (loss) from operations	0.94	3.19	1.56	0.27	0.19	0.13	1.29	(4.36)

Less distributions from:

Net investment income	(0.01)	(0.04)	(0.03)	(0.01)	(0.01)	—	(0.05)	(0.01)
Net realized gains	(1.82)	—	—	—	—	—	—	(0.39)
Total distributions	(1.83)	(0.04)	(0.03)	(0.01)	(0.01)	—	(0.05)	(0.40)

Net asset value, end of period	$15.73	$16.62	$13.47	$11.94	$11.68	$10.46	$10.33	$9.09
Total return[8]	6.16%	23.70%	13.08%	2.27%	1.61%	1.26%	14.36%	(32.40)%

Net assets, end of period (000s)	$492	$426	$148	$96	$44	$76	$75	$65

Ratios to average net assets:
Gross expenses	1.96%[9]	2.01%	2.09%	2.08%	2.08%[9]	2.47%[9]	1.91%[9]	1.75%[9]
Net expenses[10]	1.96 [9,11]	1.94 [11,12]	1.94 [11,12]	1.99 [11,12]	1.92 [9,11,12]	1.98 [9,11,12]	1.86 [9,11,12]	1.75 [9]
Net investment income (loss)	(0.06)[9]	0.01	0.18	(0.04)	(0.26)[9]	(1.98)[9]	0.27 [9]	0.28 [9]

Portfolio turnover rate	16%	44%	37%	33%	25%	—%	31%	39%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the six months ended April 30, 2014 (unaudited).
[3]	For the period January 6, 2010 through October 31, 2010.
[4]	For the period November 1, 2009 through December 31, 2009.
[5]	For the period January 1, 2009 through October 31, 2009.
[6]	For the period April 31, 2008 (inception date) to December 31, 2008.
[7]	Amount represents less than $0.01 per share.
[8]	Performance figures, exclusive of CDSC, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.
[9]	Annualized.
[10]	The impact of compensating balance arrangements, if any, was less than 0.01%.
[11]	As a result of an expense limitation arrangement, effective September 18, 2009, the ratio of expenses, other than interest, brokerage, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class C shares did not exceed 2.00%. This expense limitation arrangement cannot be terminated prior to December 31, 2015 without the Board of Trustees’ consent.
[12]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Financial highlights (cont’d)

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class I Shares[1]	2014[2]	2013	2012	2011	2010	2009[3]	2008[4]
Net asset value, beginning of period	$16.73	$13.54	$11.99	$11.72	$10.36	$9.10	$13.85

Income (loss) from operations:
Net investment income	0.08	0.18	0.15	0.13	0.09	0.10	0.10
Net realized and unrealized gain (loss)	0.95	3.17	1.56	0.26	1.37	1.28	(4.39)
Total income (loss) from operations	1.03	3.35	1.71	0.39	1.46	1.38	(4.29)

Less distributions from:
Net investment income	(0.05)	(0.16)	(0.16)	(0.12)	(0.10)	(0.12)	(0.07)
Net realized gains	(1.82)	—	—	—	—	—	(0.39)
Total distributions	(1.87)	(0.16)	(0.16)	(0.12)	(0.10)	(0.12)	(0.46)

Net asset value, end of period	$15.89	$16.73	$13.54	$11.99	$11.72	$10.36	$9.10
Total return[5]	6.68%	24.94%	14.32%	3.35%	14.13%	15.37%	(31.92)%

Net assets, end of period (000s)	$532	$550	$1,081	$910	$1,073	$638	$477

Ratios to average net assets:
Gross expenses	1.12%[6]	0.97%	0.93%	0.97%	0.98%	0.88%[6]	0.72%[6]
Net expenses[7]	0.94 [6,8,9]	0.94 [8,9]	0.92 [8,9]	0.93 [8,9]	0.92 [8,9]	0.82 [6,8,9]	0.72 [6]
Net investment income	0.97 [6]	1.18	1.20	1.01	0.84	1.25 [6]	1.29 [6]

Portfolio turnover rate	16%	44%	37%	33%	25%	31%	39%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the six months ended April 30, 2014 (unaudited).
[3]	For the period January 1, 2009 through October 31, 2009.
[4]	For the period April 30, 2008 (inception date) to December 31, 2008.
[5]	Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.
[6]	Annualized.
[7]	The impact of compensating balance arrangements, if any, was less than 0.01%.
[8]	As a result of an expense limitation arrangement, effective September 18, 2009, the ratio of expenses, other than interest, brokerage, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class I shares did not exceed 0.95%. This expense limitation arrangement cannot be terminated prior to December 31, 2015 without the Board of Trustees’ consent.
[9]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class O Shares[1]	2014[2]	2013	2012	2011	2010	2009[3]	2008[4]
Net asset value, beginning of period	$16.63	$13.46	$11.93	$11.66	$10.30	$9.04	$14.49

Income (loss) from operations:
Net investment income	0.09	0.20	0.18	0.15	0.12	0.10	0.14
Net realized and unrealized gain (loss)	0.95	3.17	1.53	0.27	1.36	1.28	(5.08)
Total income (loss) from operations	1.04	3.37	1.71	0.42	1.48	1.38	(4.94)

Less distributions from:
Net investment income	(0.08)	(0.20)	(0.18)	(0.15)	(0.12)	(0.12)	(0.12)
Net realized gains	(1.82)	—	—	—	—	—	(0.39)
Total distributions	(1.90)	(0.20)	(0.18)	(0.15)	(0.12)	(0.12)	(0.51)

Net asset value, end of period	$15.77	$16.63	$13.46	$11.93	$11.66	$10.30	$9.04
Total return[5]	6.79%	25.22%	14.43%	3.57%	14.39%	15.47%	(35.09)%

Net assets, end of period (millions)	$497	$504	$458	$455	$496	$484	$458

Ratios to average net assets:
Gross expenses	0.73%[6]	0.74%	0.74%	0.72%	0.75%	0.81%[6]	0.78%
Net expenses[7]	0.73 [6,8]	0.74 [8]	0.74 [8]	0.72 [8]	0.75 [8]	0.80 [6,8,9]	0.78
Net investment income	1.18 [6]	1.32	1.39	1.23	1.04	1.37 [6]	1.14

Portfolio turnover rate	16%	44%	37%	33%	25%	31%	39%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the six months ended April 30, 2014 (unaudited).
[3]	For the period January 1, 2009 through October 31, 2009.
[4]	For the year ended December 31.
[5]	Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.
[6]	Annualized.
[7]	The impact of compensating balance arrangements, if any, was less than 0.01%.
[8]	As a result of an expense limitation arrangement, effective September 18, 2009, the ratio of expenses, other than interest, brokerage, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class O shares did not exceed 0.95%. This expense limitation arrangement cannot be terminated prior to December 31, 2015 without the Board of Trustees’ consent.
[9]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Notes to financial statements (unaudited)

1. Organization and significant accounting policies

ClearBridge Equity Fund (the “Fund”) is a separate diversified investment series of Legg Mason Partners Equity Trust (the “Trust”). The Trust, a Maryland statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ. Subsequent events have been evaluated through the date the financial statements were issued.

(a) Investment valuation. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. The valuations for fixed income securities (which may include, but are not limited to, corporate, government, municipal, mortgage-backed, collateralized mortgage obligations and asset-backed securities) and certain derivative instruments are typically the prices supplied by independent third party pricing services, which may use market prices or broker/dealer quotations or a variety of valuation techniques and methodologies. The independent third party pricing services use inputs that are observable such as issuer details, interest rates, yield curves, prepayment speeds, credit risks/spreads, default rates and quoted prices for similar securities. Short-term fixed income securities that will mature in 60 days or less are valued at amortized cost, unless it is determined that using this method would not reflect an investment’s fair value. When the Fund holds securities or other assets that are denominated in a foreign currency, the Fund will normally use the currency exchange rates as of 4:00 p.m. (Eastern Time). If independent third party pricing services are unable to supply prices for a portfolio investment, or if the prices supplied are deemed by the manager to be unreliable, the market price may be determined by the manager using quotations from one or more broker/dealers or at the transaction price if the security has recently been purchased and no value has yet been obtained from a pricing service or pricing broker. When reliable prices are not readily available, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund values these securities as determined in accordance with procedures approved by the Fund’s Board of Trustees.

The Board of Trustees is responsible for the valuation process and has delegated the supervision of the daily valuation process to the Legg Mason North American Fund Valuation Committee (the “Valuation Committee”). The Valuation Committee, pursuant to the policies adopted by the Board of Trustees, is responsible for making fair value determinations, evaluating the effectiveness of the Fund’s pricing policies, and reporting to the Board of Trustees. When determining the reliability of third party pricing information for investments owned by the Fund, the Valuation Committee, among other things, conducts due diligence reviews of pricing vendors, monitors the daily change in prices and reviews transactions among market participants.

The Valuation Committee will consider pricing methodologies it deems relevant and appropriate when making fair value determinations. Examples of possible methodologies include, but are not limited to, multiple of earnings; discount from market of a similar freely traded security; discounted cash-flow analysis; book value or a multiple thereof; risk premium/yield analysis; yield to maturity; and/or fundamental investment analysis. The Valuation Committee will also consider factors it deems relevant and appropriate in light of the facts and circumstances. Examples of possible factors include, but are not limited to, the type of security; the issuer’s financial statements; the purchase price of the security; the discount from market value of unrestricted securities of the same class at the time of purchase; analysts’ research and observations from financial institutions; information regarding any transactions or offers with respect to the security; the existence of merger proposals or tender offers affecting the security; the price and extent of public trading in similar securities of the issuer or comparable companies; and the existence of a shelf registration for restricted securities.

For each portfolio security that has been fair valued pursuant to the policies adopted by the Board of Trustees, the fair value price is compared against the last available and next available market quotations. The Valuation Committee reviews the results of such back testing monthly and fair valuation occurrences are reported to the Board of Trustees quarterly.

The Fund uses valuation techniques to measure fair value that are consistent with the market approach and/or income approach, depending on the type of security and the particular circumstance. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable securities. The income approach uses valuation techniques to discount estimated future cash flows to present value.

GAAP establishes a disclosure hierarchy that categorizes the inputs to valuation techniques used to value assets and liabilities at measurement date. These inputs are summarized in the three broad levels listed below:

•	Level 1 — quoted prices in active markets for identical investments

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodologies used to value securities are not necessarily an indication of the risk associated with investing in those securities.

Notes to financial statements (unaudited) (cont’d)

The following is a summary of the inputs used in valuing the Fund’s assets carried at fair value:

ASSETS
Description	Quoted Prices (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Long-term investments†:
Common stocks	$495,691,657	—	—	$495,691,657
Master limited partnerships	1,440,769	—	—	1,440,769
Total long-term investments	$497,132,426	—	—	$497,132,426
Short-term investments†	—	$1,775,000	—	1,775,000

Total investments	$497,132,426	$1,775,000	—	$498,907,426

†	See Schedule of Investments for additional detailed categorizations.

(b) Repurchase agreements. The Fund may enter into repurchase agreements with institutions that its investment adviser has determined are creditworthy. Each repurchase agreement is recorded at cost. Under the terms of a typical repurchase agreement, the Fund acquires a debt security subject to an obligation of the seller to repurchase, and of the Fund to resell, the security at an agreed-upon price and time, thereby determining the yield during the Fund’s holding period. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian, acting on the Fund’s behalf, take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction maturity exceeds one business day, the value of the collateral is marked-to-market and measured against the value of the agreement in an effort to ensure the adequacy of the collateral. If the counterparty defaults, the Fund generally has the right to use the collateral to satisfy the terms of the repurchase transaction. However, if the market value of the collateral declines during the period in which the Fund seeks to assert its rights or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Master limited partnerships. Entities commonly referred to as “MLPs” are generally organized under state law as limited partnerships or limited liability companies. To be treated as a partnership for U.S. federal income tax purposes, an MLP whose units are traded on a securities exchange must receive at least 90% of its income from qualifying sources such as interest, dividends, real estate rents, gain from the sale or disposition of real property, income and gain from mineral or natural resources activities, income and gain from the transportation or storage of certain fuels, and, in certain circumstances, income and gain from commodities or futures, forwards and options with respect to commodities. Mineral or natural resources activities include exploration, development, production, processing, mining, refining, marketing and transportation (including pipelines) of oil and gas, minerals, geothermal energy, fertilizer, timber or industrial source carbon dioxide. An MLP consists of a general partner and limited partners (or in the case of MLPs organized as limited liability companies, a managing member and members). The general partner or managing member typically controls the operations and management of the MLP and has an ownership stake in the partnership. The limited partners or members, through their ownership of limited partner or member interests, provide capital to the entity, are intended to have no role in the operation and management of the entity and receive cash distributions. The MLPs themselves generally do not pay U.S. federal income taxes. Thus, unlike investors in corporate securities, direct MLP investors are generally not subject to double taxation (i.e., corporate level tax and tax on corporate dividends). Currently, most MLPs operate in the energy and/or natural resources sector.

(d) Foreign currency translation. Investment securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the date of valuation. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the respective dates of such transactions.

The Fund does not isolate that portion of the results of operations resulting from fluctuations in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss on investments.

Net realized foreign exchange gains or losses arise from sales of foreign currencies, including gains and losses on forward foreign currency contracts, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Fund’s books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the values of assets and liabilities, other than investments in securities, on the date of valuation, resulting from changes in exchange rates.

Foreign security and currency transactions may involve certain considerations and risks not typically associated with those of U.S. dollar denominated transactions as a result of, among other factors, the possibility of lower levels of governmental supervision and regulation of foreign securities markets and the possibility of political or economic instability.

(e) Foreign investment risks. The Fund’s investments in foreign securities may involve risks not present in domestic investments. Since securities may be denominated in foreign currencies, may require settlement in foreign currencies or pay interest or dividends in foreign currencies, changes in the relationship of these foreign currencies to the U.S. dollar can significantly affect the value of the investments and earnings of the Fund. Foreign investments may also subject the Fund to foreign government exchange restrictions, expropriation, taxation or other political, social or economic developments, all of which affect the market and/or credit risk of the investments.

Notes to financial statements (unaudited) (cont’d)

(f) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Foreign dividend income is recorded on the ex-dividend date or as soon as practicable after the Fund determines the existence of a dividend declaration after exercising reasonable due diligence. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults or a credit event occurs that impacts the issuer, the Fund may halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default or credit event.

(g) REIT distributions. The character of distributions received from Real Estate Investment Trusts (‘‘REITs’’) held by the Fund is generally comprised of net investment income, capital gains, and return of capital. It is the policy of the Fund to estimate the character of distributions received from underlying REITs based on historical data provided by the REITs. After each calendar year end, REITs report the actual tax character of these distributions. Differences between the estimated and actual amounts reported by the REITs are reflected in the Fund’s records in the year in which they are reported by the REITs by adjusting related investment cost basis, capital gains and income, as necessary.

(h) Distributions to shareholders. Distributions from net investment income of the Fund, if any, are declared and paid on a quarterly basis. Distributions of net realized gains, if any, are declared at least annually. Distributions to shareholders of the Fund are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(i) Share class accounting. Investment income, common expenses and realized/unrealized gains (losses) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that share class.

(j) Compensating balance arrangements. The Fund has an arrangement with its custodian bank whereby a portion of the custodian’s fees is paid indirectly by credits earned on the Fund’s cash on deposit with the bank.

(k) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute its taxable income and net realized gains, if any, to shareholders in accordance with timing requirements imposed by the Code. Therefore, no federal or state income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on income tax returns for all open tax years and has concluded that as of April 30, 2014, no provision for income tax is required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by the Internal Revenue Service and state departments of revenue.

Under the applicable foreign tax laws, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(l) Reclassification. GAAP requires that certain components of net assets be reclassified to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset value per share.

2. Investment management agreement and other transactions with affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and ClearBridge Investments, LLC (“ClearBridge”) is the Fund’s subadviser. Western Asset Management Company (“Western Asset”) manages the Fund’s cash and short-term instruments. LMPFA, ClearBridge, and Western Asset are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Under the investment management agreement, the Fund pays a base investment management fee subject to an increase or decrease depending on the extent, if any, to which the investment performance of the Fund’s Class O shares exceeds or is exceeded by the investment record of the S&P 500 Index. The base fee is paid quarterly based on the following breakpoint schedule:

Average Daily Net Assets	Annual Rate
First $350 million	0.650%
Next $150 million	0.550
Next $250 million	0.525
Next $250 million	0.500
Over $1 billion	0.450

The performance adjustment of the base fee paid at the end of each calendar quarter is based on a rolling one-year period. A performance adjustment will only be made after the investment performance of the Fund’s Class O shares exceeds or is exceeded by the investment record of the S&P 500 Index by at least one percentage point. For each percentage point by which the investment performance of the Fund’s Class O shares exceeds or is exceeded by the investment record of the S&P 500 Index, the base fee will be adjusted upward or downward by 0.01% (annualized). The maximum annual adjustment is 0.10% which would occur if the Fund’s Class O shares’ performance exceeds or is exceeded by the S&P 500 Index by ten or more percentage points. For this purpose, the performance fee calculation is based on the total return value of the S&P 500 Index versus the Fund’s Class O shares’ total return calculated based on net asset value and assuming all distributions are reinvested at net asset value on the record date of the distribution. During the six months ended April 30, 2014, there were performance adjustments which decreased the base management fee as the Fund’s performance varied from that of the S&P 500 Index by at least one percentage point.

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to the subadviser the day-to-day portfolio management of the Fund, except for the management of cash and short-term instruments, which is provided by Western Asset. For its services, LMPFA pays ClearBridge and Western Asset an aggregate fee equal to 70% of the net management fee it receives from the Fund.

As a result of expense limitation arrangements between the Fund and LMPFA, the ratio of expenses other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class A, Class C, Class I and Class O shares did not exceed 1.25%, 2.00%, 0.95% and 0.95%, respectively. These expense limitation arrangements cannot be terminated prior to December 31, 2015 without the Board of Trustees’ consent.

During the six months ended April 30, 2014, fees waived and/or expenses reimbursed amounted to $520.

The investment manager is permitted to recapture amounts waived or reimbursed to a class during the same fiscal year if the class’ total annual operating expenses have fallen to a level below the expense limitation (“expense cap”) in effect at the time the fees were earned or the expenses incurred. In no case will the investment manager recapture any amount that would result, on any particular business day of the Fund, in the class’ total annual operating expenses exceeding the expense cap or any other lower limit then in effect.

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor.

There is a maximum initial sales charge of 5.75% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 1.00% on Class C shares, which applies if redemption occurs within 12 months from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within 18 months from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of other shares of funds sold by LMIS, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For the six months ended April 30, 2014, LMIS and its affiliates retained sales charges of $755 on sales of the Fund’s Class A shares. In addition, there were no CDSCs paid to LMIS and its affiliates for the six months ended April 30, 2014.

All officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Investments

During the six months ended April 30, 2014, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$80,632,847
Sales	119,657,807

At April 30, 2014, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were substantially as follows:

Gross unrealized appreciation	$175,048,348
Gross unrealized depreciation	(971,899)

Net unrealized appreciation	$174,076,449

4. Derivative instruments and hedging activities

GAAP requires enhanced disclosure about an entity’s derivative and hedging activities.

During the six months ended April 30, 2014, the Fund did not invest in any derivative instruments.

5. Class specific expenses, waivers and/or expense reimbursements

The Fund has adopted a Rule 12b-1 distribution plan and under that plan the Fund pays a service fee with respect to its Class A and Class C shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class C shares calculated at an annual rate of 0.75% of the average net assets its Class C shares. Service and distribution fees are accrued daily and paid monthly.

For the six months ended April 30, 2014, class specific expenses were as follows:

	Service and/or Distribution Fees	Transfer Agent Fees
Class A	$2,151	$2,313
Class C	2,240	658
Class I	—	1,248
Class O	—	159,332

Total	$4,391	$163,551

For the six months ended April 30, 2014, waivers and/or expense reimbursements by class were as follows:

Waivers/Expense Reimbursements
Class A	$21
Class C	—
Class I	499
Class O	—

Total	$520

Notes to financial statements (unaudited) (cont’d)

6. Distributions to shareholders by class

	Six Months Ended April 30, 2014	Year Ended October 31, 2013
Net Investment Income:
Class A	$5,396	$12,196
Class C	412	494
Class I	1,806	10,100
Class O	2,597,512	6,274,317

Total	$2,605,126	$6,297,107

Net Realized Gains:
Class A	$184,351	—
Class C	46,856	—
Class I	57,991	—
Class O	54,729,376	—

Total	$55,018,574	—

7. Shares of beneficial interest

At April 30, 2014, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each class of shares represents an identical interest and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares.

Transactions in shares of each class were as follows:

	Six Months Ended April 30, 2014		Year Ended October 31, 2013
	Shares	Amount	Shares	Amount
Class A
Shares sold	14,661	$224,798	21,035	$327,314
Shares issued on reinvestment	12,519	189,748	825	12,196
Shares repurchased	(20,684)	(314,142)	(2,736)	(40,493)

Net increase	6,496	$100,404	19,124	$299,017

Class C
Shares sold	2,555	$40,524	15,115	$229,883
Shares issued on reinvestment	3,140	47,268	34	494
Shares repurchased	—	—	(512)	(8,018)

Net increase	5,695	$87,792	14,637	$222,359

Class I
Shares sold	2,688	$40,857	23,903	$364,294
Shares issued on reinvestment	1,188	18,052	434	6,267
Shares repurchased	(3,271)	(53,013)	(71,297)	(1,095,870)

Net increase (decrease)	605	$5,896	(46,960)	$(725,309)

	Six Months Ended April 30, 2014		Year Ended October 31, 2013
	Shares	Amount	Shares	Amount
Class O
Shares sold	107,460	$1,632,505	59,585	$858,725
Shares issued on reinvestment	2,807,228	42,437,628	311,002	4,562,184
Shares repurchased	(1,721,057)	(26,784,031)	(4,058,163)	(59,857,277)

Net increase (decrease)	1,193,631	$17,286,102	(3,687,576)	$(54,436,368)

8. Recent accounting pronouncement

The Fund has adopted the disclosure provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Update 2011-11 (“ASU 2011-11”), Balance Sheet (Topic 210) — Disclosures about Offsetting Assets and Liabilities along with the related scope clarification provisions of FASB Accounting Standards Update 2013-01 (“ASU 2013-01”) entitled Balance Sheet (Topic 210) – Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. ASU 2011-11 is intended to enhance disclosures on the offsetting of financial assets and liabilities by requiring entities to disclose both gross and net information about financial instruments and transactions that are either offset in the statement of assets and liabilities or subject to a master netting agreement or similar arrangement. ASU 2013-01 limits the scope of ASU 2011-11’s disclosure requirements on offsetting to financial assets and financial liabilities related to derivatives, repurchase and reverse repurchase agreements, and securities lending and securities borrowing transactions.